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                                                                      EXHIBIT 12

                                                BRE PROPERTIES, INC.
                                        STATEMENT OF COMPUTATION OF RATIOS
                                             OF EARNINGS TO FIXED CHARGES

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                                                                                YEAR ENDED DECEMBER 31,
                                                                 -----------------------------------------------------
(DOLLAR AMOUNTS IN THOUSANDS)                                      1996       1995       1994       1993       1992
                                                                 ---------  ---------  ---------  ---------  ---------
Net income before gains on sales and provision for investment loss.........................................................  $  37,014  $  23,789  $  22,566  $  19,531  $  14,538

Fixed charges:
  Interest.....................................................     16,325      7,973      5,599      5,656      6,074
  Capitalized interest.........................................        269
  Other........................................................        108        105        101         98         95
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 $  16,702  $   8,078  $   5,700  $   5,754  $   6,169
Net income before gains on sales and provision for investment loss and fixed charges, excluding capitalized interest.......  $  53,447  $  31,867  $  28,266  $  25,285  $  20,707
Divided by fixed charges.......................................  $  16,702  $   8,078  $   5,700  $   5,754  $   6,169
Ratio of earnings to fixed charges.............................       3.20       3.95       4.96       4.39       3.36
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